Exhibit 99.1

 Deckers Outdoor Corporation Announces Repurchase of Preferred Stock

   GOLETA, Calif.--(BUSINESS WIRE)--Dec. 11, 2003--Deckers Outdoor Corporation (NASDAQ: DECK) today announced that it has completed the repurchase of the entire $5.5 million of preferred stock previously issued to Mark Thatcher in connection with the acquisition of the Teva worldwide assets.
   The Company financed the repurchase using the combination of an advance on its line of credit and a $3.5 million increase in borrowings under its senior term loan. In connection with the repurchase and pursuant to the terms of the preferred stock, the Company paid Mr. Thatcher a premium of approximately $438,000, which is treated as a capital transaction and accordingly will have no impact on the Company's net earnings for 2003. However, as previously announced on October 22, 2003, under Generally Accepted Accounting Principles (GAAP), the premium will reduce earnings available for common shareholders and, therefore, is expected to negatively impact the fourth quarter earnings per share by approximately $0.04 per diluted share. Going forward, the transaction is expected to eliminate approximately 1.5 million shares from the Company's average diluted shares outstanding calculation beginning in 2004, effectively eliminating approximately 13% of the dilution from the EPS calculation.
   Douglas Otto, Chairman and Chief Executive Officer stated, "The decision by our Board to repurchase the preferred stock is reflective of the health of our business as well as our ongoing commitment to maximizing shareholder value."

   Deckers Outdoor Corporation builds niche products into global lifestyle brands by designing and marketing innovative, functional and fashion-oriented footwear, developed for both high performance outdoor activities and everyday casual lifestyle use. The Company's products are offered under the Teva, Simple and Ugg brand names.

   * Statements in this press release that are not historical facts are forward-looking statements, including the expected impact of the repurchase of preferred stock on the Company's current and future earnings and earnings per share. Numerous risks and uncertainties could cause the Company's actual results to differ from the results described in the forward-looking statements. Among these risks and uncertainties are conditions in the general economy and in the Company's retail environment, the effect of consumer preferences and other factors discussed in the Company's filings made with the Securities and Exchange Commission. The Company disclaims any obligation to update or revise any of the forward-looking statements in this news release.

    CONTACT: Deckers Outdoor Corporation
             Scott Ash, 805-967-7611
              or
             Integrated Corporate Relations, Inc.
             Chad A. Jacobs or Brendon E. Frey, 203-222-9013